HOMETRUST BANK MEMBERS APPROVE
PLAN OF CONVERSION

HOMETRUST BANCSHARES, INC. ANNOUNCES RESULTS
OF ITS STOCK OFFERING

ASHEVILLE, NC (July 9, 2012) – HomeTrust Bancshares, Inc., the proposed stock holding company for HomeTrust Bank (the “Bank”), announced today that the Bank’s members approved the plan of conversion to the stock holding company form of organization at the Special Meeting of Members held for that purpose on June 28, 2012.

HomeTrust Bancshares also announced that it expects to complete the sale of 21,160,000 shares of common stock at $10.00 per share, for gross offering proceeds of $211,600,000.  The offering was oversubscribed in the community offering.  Accordingly, all valid orders in the subscription offering will be filled in their entirety, and all valid orders in the community offering will be filled in accordance with the allocation and priority procedures described in the prospectus and as set forth in the Bank’s plan of conversion.

If you submitted an order in the community offering and would like to confirm your allocation, allocation information will be available online at https://allocations.kbw.com, beginning at 8:00 a.m. Eastern Time on July 10, 2012.  You may also contact the stock information center at (877) 860-2070 (toll free).  The stock information center will be open for this purpose weekdays from 10:00 a.m. until 6:00 p.m., Eastern Time, on July 10 through July 13, 2012.  Stock certificates and subscription refunds will be processed promptly after the close of the transaction.

Ed Broadwell, Chairman and Chief Executive Officer of HomeTrust Bancshares said, “We would like to extend our appreciation to our customers, employees and communities for their loyalty and support in achieving this successful offering. This was a team effort, and we can all share in the success.”

Dana Stonestreet, President and Chief Operating Officer of HomeTrust Bancshares commented further, “Our banking company has a history of serving families and businesses in North Carolina since the early 1900’s.  The additional capital raised in the offering will allow us to continue to preserve hometown banking in our current markets while expanding into other communities with like-minded, hometown banks.”

M O R E

The conversion and offering are expected to be completed on July 10, 2012 subject to the satisfaction of customary closing conditions. HomeTrust Bancshares anticipates that its common stock (CUSIP Number 437872 104) will begin trading on the Nasdaq Global Market under the symbol “HTBI” on July 11, 2012.

The offering was managed by Keefe, Bruyette & Woods, Inc., and Silver, Freedman & Taff, L.L.P. acted as counsel to HomeTrust Bancshares, Inc. and HomeTrust Bank.

HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank, is a community-oriented financial institution with $1.6 billion in assets as of March 31, 2012 offering traditional financial services within its local communities through its 20 full service offices in Western North Carolina, including the Asheville metropolitan area, and the “Piedmont” region of North Carolina.  The Bank is the 11th largest bank headquartered in North Carolina.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the businesses of HomeTrust Bancshares, Inc. and HomeTrust Bank.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offerings, an accompanying stock order form).

The shares of common stock of HomeTrust Bancshares, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Contacts

HomeTrust Bancshares, Inc.
Dana L. Stonestreet, President and Chief Operating Officer
Tony J. VunCannon, Senior Vice President and Chief Financial Officer
828-350-4145